Exhibit 99.1

  Dayton Superior Corporation Completes $80 Million Credit Facility

    DAYTON, Ohio--(BUSINESS WIRE)--Feb. 2, 2004--Dayton Superior reported today that it had entered into an $80 million senior secured revolving credit facility with General Electric Capital Corporation (GE Capital) and General Motors Acceptance Corporation (GMAC). This credit facility refinanced Dayton Superior's existing $50 million revolving credit facility and will provide the Company with substantial liquidity to manage its business and future growth opportunities. The facility has no financial covenants. Availability of borrowings is subject to a borrowing base calculation.
    Stephen R. Morrey, Dayton Superior's President and Chief Executive Officer said, "The additional liquidity provided by the new revolving credit facility will allow us significant flexibility in managing our business and evaluating future growth opportunities. We are very excited with our partnership with GE Capital and GMAC and look forward to a long-term relationship."

    Dayton Superior Corporation is the largest North American manufacturer and distributor of metal accessories and forms used in concrete construction and metal accessories used in masonry construction and has an expanding construction chemicals business. The Company's products, which are marketed under the Dayton Superior(R), Dayton/Richmond(R), Symons(R), American Highway Technology(R) and Dur-O-Wal(R) names, among others, are used primarily in two segments of the construction industry: non-residential buildings and infrastructure construction projects.

    Note: Certain statements made herein concerning anticipated future performance are forward-looking statements. These forward-looking statements are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements as a result of a number of important factors. Representative examples of these factors include (without limitation) the cyclical nature of nonresidential building and infrastructure construction activity, which can be affected by factors outside Dayton Superior's control such as the general economy, governmental expenditures, interest rate increases, and changes in banking and tax laws; the amount of debt we must service; the effects of weather and the seasonality of the construction industry; our ability to implement cost savings programs successfully and on a timely basis; and Dayton Superior's ability to successfully integrate acquisitions on a timely basis. This list of factors is not intended to be exhaustive, and additional information concerning relevant risk factors can be found in Dayton Superior's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current Reports on Form 8-K, and Registration Statement on Form S-4 filed with the Securities and Exchange Commission.

    CONTACT: Dayton Superior Corporation
             Edward J. Puisis, 937-428-7172
             Fax: 937-428-9115